Exhibit 99

FOR IMMEDIATE RELEASE

ROCKY BRANDS APPOINTS ROBYN R. HAHN TO BOARD OF DIRECTORS

NELSONVILLE, Ohio – March 29, 2021- Rocky Brands (NASDAQ: RCKY) has appointed Ohio-based insurance executive Robyn R. Hahn to its Board of Directors effective April 1, 2021. Hahn is currently the President of the Small Business division for Westfield Insurance.

“Robyn brings a wealth of business and leadership experience to our governance team. She strongly complements our existing board members, and we anticipate her vision will be incredibly beneficial as we set our company’s path forward in the coming years,” said Jason Brooks, President and CEO of Rocky Brands.

Throughout her career, Hahn’s leadership journey has included the concurrent management of diverse business units and functions, most recently at Westfield leading the small business segment P&L and the corporate digital function. She has extensive proven experience forming and leading start-up teams, developing new corporate capabilities, and leading business transformation. Her credentials span customer experience, brand, marketing and communications, distribution strategy and execution, and operational leadership including call centers, processing, underwriting and risk control functions. She launched her insurance career as an independent insurance agent and has first-hand experience managing family-owned businesses. Prior to Westfield, Hahn held executive leadership positions with national and international property and casualty insurance companies including Fireman’s Fund Insurance Company, The Travelers Companies and Nationwide.

She currently serves on the Board of Directors for the Westfield Foundation. Previously, she served on the Board of Trustees for IDEASTREAM and as President of the Firemen’s Fund Foundation and is an alum of the Leadership Cleveland Class of 2018.

About Rocky Brands, Inc.

Rocky Brands, Inc. is a leading designer, manufacturer and marketer of premium quality footwear and apparel marketed under a portfolio of well recognized brand names. Brands in the portfolio include Rocky®, Georgia Boot®, Durango®, Lehigh®, The Original Muck Boot Company®, XTRATUF®, Servus®, NEOS® and Ranger®. More information can be found at RockyBrands.com.

Cautionary Statement Regarding Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain and involve potential risks and uncertainties. A number of factors could cause actual results to differ materially from these statements, including, but not limited to risks relating to the Company’s future growth of its business. Additional information concerning other risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company’s filings with the SEC over the last 12 months, copies of which are available from the SEC or from the Company upon request. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this press release or to reflect any changes in the Company’s expectations after the date hereof or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Contacts

Company Contact:
Tom Robertson
Chief Financial Officer
(740) 753-9100

Investor Relations:
Brendon Frey
ICR, Inc.
(203) 682-8200